EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 8, 2008, related to the consolidated balance sheet of Vurv Technology, Inc. and subsidiaries as of January 31, 2007, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for each of the two years in the period ended January 31, 2007, incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Jacksonville, Florida

October 27, 2009